Exhibit 10.1

July 30, 2010

Mr. Eric R. Slusser

3350 Riverwood Parkway

Suite 1400

Atlanta, GA 30339

Re:	Relocation Reimbursement

Dear Eric:

Gentiva Health Services, Inc. (the “Company”) considers it essential and in the best interest of the Company, its stockholders and its creditors for you to relocate your primary residence to the Atlanta, Georgia area, so that you may be in close proximity to the Company’s principal corporate offices. In this context, the Company will pay to you a cash amount to reimburse you for costs you incurred in such relocation under the terms set out in this letter (the “Relocation Amount”).

Relocation Amount

The Relocation Amount will be paid to you by the Company, subject to the clawback provision described below, on or about July 30, 2010 in a single lump sum payment of $450,000, subject to tax withholdings required by federal, state, and local laws.

Clawback Provision

In the event your employment as the Chief Financial Officer of the Company is terminated on or before July 29, 2014 as the result of a voluntary resignation, you must repay to the Company the amounts set forth below no later than ten (10) days after your date of termination:

Termination Date	Amount of Repayment
Between July 30, 2010 and July 29, 2011	$450,000
Between July 30, 2011 and July 29, 2012	$337,500
Between July 30, 2012 and July 29, 2013	$225,000
Between July 30, 2013 and July 29, 2014	$112,500

The indicated repayment amounts are not subject to offset or any other reduction for any prior withholdings or deductions (i.e., tax withholdings).

Notwithstanding the above, if your employment as the Chief Financial Officer of the Company is terminated for any reason after a Change in Control (as defined in your Change in Control Agreement with the Company dated as of October 26, 2009, as the same may be amended or supplemented from time to time, or in any successor Change in Control Agreement with the Company), the Relocation Amount will cease to be subject to the clawback provision, and you will not be required to repay any portion of the Relocation Amount to the Company or its successor.

The Company reserves the right to deduct any repayment amount from your final paycheck and any other amounts due to you from the Company to the extent allowed under law.

No Right to Employment

You acknowledge and agree that nothing in this letter shall confer upon you any right with respect to continuation of employment with the Company or its successor, nor shall it interfere in any way with your right or the right of the Company or its successor to terminate your employment at any time for any reason.

Applicable Law

This letter shall be governed by and construed in accordance with the laws of the State of Georgia without regard to such state’s principles on conflicts of law.

Action Required

Please sign and return the duplicate copy of this letter to indicate your acceptance of the terms of the Relocation Amount.

Sincerely,

By:	/s/ Tony Strange
Tony Strange
Chief Executive Officer and President

Agreed to and Accepted by:

/s/ Eric R. Slusser	Date: July 30, 2010
Eric R. Slusser